Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related joint proxy statement/prospectus of Denbury Resources Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2009 with respect to the consolidated financial statements of Encore Acquisition Company and the effectiveness of internal control over financial reporting of Encore Acquisition Company included in Encore Acquisition Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Fort Worth, Texas
December 3, 2009